CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333- 83821) pertaining to the 1997 Long Term Incentive Plans and the 1999 Non-Employee Director Stock Plan, (Form S-8 No. 33- 320557) pertaining to the 1993 Long Term Incentive Plan, the Restrictive Share Plan for Directors and Various Stock Option Agreements of Video Services Corporation (formerly International Post Limited) and (Form S-3 No. 333- 31745) pertaining to the Registration Statement and related Prospectus of Video Services Corporation (formerly International Post Limited) of our report dated August 18, 2000, with respect to the consolidated financial statements and schedules of Video Services Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2000.

                                                           /s/ ERNST & YOUNG LLP

Stamford, Connecticut
August 25, 2000